FOR IMMEDIATE RELEASE	NEWS
May 10, 2011	NYSE: NGS
Exhibit 99

NGS Reports Year-over-Year and Sequential Increases in Net Income
20 cents per diluted share earnings in the First Quarter of 2011

MIDLAND, Texas May 10, 2011 – Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three months ended March 31, 2011.

Revenue: Total revenue increased from $11.6 million to $15.1 million, or 30.3%, for the three months ended March 31, 2011, compared to the same period ended March 31, 2010. This was primarily the result of an increase in sales revenue and rental revenue of 165% and 10%, respectively. Sequentially, rental revenues continued to grow but total revenues declined from $16.2 million primarily as a result of lower compressor sales.

Gross Margins: The overall gross margin percentage decreased to 53% for the three months ended March 31, 2011, from 57% for the same period ended March 31, 2010. This decrease is the result of a decrease in margins on rentals, which account for 72% of total revenue, from 61% to 60%, and parts sales margins, which represented a larger percentage of total revenue from 4% to 13%, were down from 46% to 26%. Sequentially, gross margins rose from 49% to 53% primarily aided by an increase in rental margins from 58% to 60%.

Operating Income: Operating income for the three months ended 2011 was $3.3 million, up 50% from the comparative prior year’s level of $2.2 million. This increase was primarily driven by higher year-over-year revenues, particularly the large increase in sales revenues. Sequentially, operating income was flat although margins increased from 21% to 22% of revenue.

Income Tax Expense: The effective tax rate for the three months ended March 31, 2011 was 38%, up from the 36% for the three months ended March 31, 2010. The rate was driven higher primarily due to lower tax deductions from the domestic manufacturing tax allowance. This compares to a rate of 42% in the last quarter of 2010.

Net Income:  Net income for the three months ended March 31, 2011 increased 83% to $2.5 million, when compared to net income of $1.36 million for the same period in 2010.  Net income margins for the three months ended March 31, 2011 increased to 17% from 12% for the three months ended March 31, 2010. This increase was mainly the result of increased revenue from compressor sales, flare sales and rentals. Net income increased in sequential quarters from $1.97 million, or 12% of revenue, up to $2.5 million, or 17% of revenue.

Other Income and Expense: Other income and expense increased from an expense of $23 thousand for the three months ended March 31, 2010 and an income of $34 thousand for the three months ended December 31, 2010 to income of $708 thousand for the three months ended March 31, 2011.  Theses increases were primarily due to a gain from the sale of our former fabrication and headquarters facility.

Earnings per share:  Comparing the three months of 2010 versus 2011, earnings per diluted share improved from 11 cents to 20 cents, or 82%.  Earnings increased 27% per share, from 16 cents to 20 cents, between sequential quarters.

EBITDA:  EBITDA increased 43.1% to $7.3 million, or 49% of revenue for the three months ended March 31, 2011 versus $5.1 million or 44% of revenue for the same three months ended March 31, 2010.  EBITDA margins in sequential quarters increased from 41% to 49%. Please see discussion of Non-GAAP measures in this release.

Cash flow: At March 31, 2011, cash and cash equivalents were approximately $19.2 million; working capital was $38.2 million with a total debt level of $2.0 million, all of which was classified as current. Positive net cash flow from operating activities was approximately $9.0 million during the first three months of 2011 compared to $8.0 million for the same period in 2010.

Commenting on 2011 results, Stephen C. Taylor, President and CEO, said:

“In a market that continues to be subdued as a result of weak natural gas prices, we are pleased with our comparative results, especially the growth we continue to see in our core rental business. We still expect, as we have mentioned in the past, choppiness on a quarterly basis primarily related to our sales business, but we are increasingly confident that overall the positive trends in our business will continue. I’d also like to point out that NGS, according to the Gas Compressor Association, now owns the third largest compressor rental fleet in the U.S. While this has never been an objective for us, it does demonstrate the market penetration we have been able to secure while coming through a very depressed market. Credit for this growth rests with our employees.”

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, and gross margin percentage of each business segment for the three months ended March 31, 2011 and 2010.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue				Gross Margin, Exclusive of Depreciation(1)
	Three months ended March 31,				Three months ended March 31,
	2010		2011		2010		2011
	(dollars in thousands)
Sales	$1,461	13%	$3,877	26%	$470	32%	$1,329	34%
Rental	9,876	85%	10,881	72%	6,073	62%	6,519	60%
Service & Maintenance	212	2%	296	2%	58	27%	158	54%
Total	$11,549		$15,054		$6,601	57%	$8,006	53%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

Non GAAP Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization.  EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs.  Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business.  However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance.  EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of net income to EBITDA and gross margin is as follows:

	Three months ended March 31,
	(dollars in thousands)
	2010	2011
Net income	$1,364	$2,497
Interest expense	74	9
Provision for income taxes	767	1,531
Depreciation and amortization	2,874	3,292
EBITDA	$5,079	$7,329
Other operating expenses	1,499	1,385
Other income	23	(708)
Gross margin	$6,601	$8,006

Gross margin is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding the company’s performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS’s actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS’s products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Tuesday, May 10, 2011 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months ended March 31, 2011.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coal bed methane, gas shale and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For More Information, Contact:	Modesta Idiaquez, Investor Relations
(432) 262-2700 modesta.idiaquez@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC.
BALANCE SHEETS
(UNAUDITED)
 (in thousands, except per share data)

	December 31,	March 31,
	2010	2011
ASSETS
Current Assets:
Cash and cash equivalents	$19,137	$19,157
Trade accounts receivable, net of doubtful accounts of $171 and $246, respectively	5,279	7,203
Inventory, net of allowance for obsolescence of $250 and $499, respectively	21,489	19,827
Prepaid income taxes	2,103	233
Prepaid expenses and other	330	897
Total current assets	48,338	47,317

Rental equipment, net of accumulated depreciation of $44,245 and $47,129, respectively	120,755	127,839
Property and equipment, net of accumulated depreciation of $7,899 and $7,647, respectively	7,149	6,671
Goodwill, net of accumulated amortization of $325, both periods	10,039	10,039
Intangibles, net of accumulated amortization of $1,757 and $1,802, respectively	2,461	2,416
Other assets	27	27
Total assets	$188,769	$194,309

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Line of credit	2,000	2,000
Accounts payable	3,364	3,268
Accrued liabilities	2,151	2,554
Current income tax liability	—	29
Deferred revenue	389	1,213
Total current liabilities	7,904	9,064

Deferred income tax payable	29,746	31,247
Other long term liabilities	528	528
Total liabilities	38,178	40,839

Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,148 and 12,179 shares issued and outstanding, respectively	122	122
Additional paid-in capital	86,034	86,415
Retained earnings	64,435	66,933
Total stockholders' equity	150,591	153,470
Total liabilities and stockholders' equity	$188,769	$194,309

NATURAL GAS SERVICES GROUP, INC.
STATEMENTS OF INCOME
(UNADITED)
 (in thousands, except per share)

	Three months ended March 31,
	2010	2011
Revenue:
Sales, net	$1,461	$3,877
Rental income	9,876	10,881
Service and maintenance income	212	296
Total revenue	11,549	15,054
Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	991	2,548
Cost of rentals, exclusive of depreciation stated separately below	3,803	4,362
Cost of service and maintenance, exclusive of depreciation stated
separately below	154	137
Selling, general and administrative expense	1,499	1,386
Depreciation and amortization	2,874	3,292
Total operating costs and expenses	9,321	11,725

Operating income	2,228	3,329

Other income (expense):
Interest expense	(74)	(9)
Other income	(23)	708
Total other income (expense)	(97)	699

Income before provision for income taxes	2,131	4,028

Provision for income taxes:
Current	(557)	(29)
Deferred	(210)	(1,502)
Total income tax expense	(767)	(1,531)
Net income	$1,364	$2,497

Earnings per common share:
Basic	$0.11	$0.21
Diluted	$0.11	$0.20
Weighted average common shares outstanding:
Basic	12,102	12,175
Diluted	12,185	12,285

NATURAL GAS SERVICES GROUP, INC.
STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three months ended March 31,
	2010	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,364	$2,497
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,874	3,292
Deferred taxes	210	1,502
Employee stock options expense	306	183
Gain on disposal of assets	—	(675)
Changes in current assets:
Trade accounts receivables, net	3,534	(1,924)
Inventory, net	754	1,662
Prepaid expenses and other	(214)	1,302
Changes in current liabilities:
Accounts payable and accrued liabilities	(1,115)	306
Current income tax liability	557	29
Deferred income	23	825
NET CASH PROVIDED BY OPERATING ACTIVITIES	8,293	8,999

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,383)	(10,129)
Proceeds from sale of property and equipment	—	952
NET CASH USED IN INVESTING ACTIVITIES	(2,383)	(9,177)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from other long term liabilities, net	(1)	—
Repayments of long-term debt	(845)	—
Repayment of line of credit	(6,500)	—
Proceeds from exercise of stock options	37	198
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(7,309)	198

NET CHANGE IN CASH	(1,399)	20
CASH AT BEGINNING OF PERIOD	23,017	19,137
CASH AT END OF PERIOD	$21,618	$19,157

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$100	$10
Income taxes paid	$200	$—

NON-CASH TRANSACTIONS
Rental equipment transferred to inventory	$225	$—